Exhibit 99.B(a)(1)(b)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

THE VICTORY INSTITUTIONAL FUNDS

This Certificate of Amendment to Certificate of Trust of The Victory Institutional Funds (the “Trust”) is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on August 4, 2003, pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.                                            The name of the Trust is The Victory Institutional Funds.

2.                                            The name of the Trust is hereby changed to Victory Institutional Funds.

3.                                            This Certificate of Amendment to Certificate of Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment in accordance with Section 3811 of the Act.

TRUSTEE:
The Victory Institutional Funds

/s/ Leigh A. Wilson
Leigh A. Wilson,
as Trustee and not individually
Dated: August 19, 2015